                                                                    EXHIBIT 99.1

                        [LETTERHEAD OF LEGGETT & PLATT]

FOR IMMEDIATE RELEASE:  APRIL 16, 2003

                   LEGGETT REPORTS $.25 FIRST QUARTER EARNINGS

Carthage, MO, April 16 ---

     .    First quarter 2003 EPS at $.25, in line with prior guidance.

     . Earnings are 3 cents, or 11%, lower than 1Q 2002 primarily due to higher energy costs.

     .    1Q revenues of $1.04 billion; organic sales growth of 1.5% versus 1Q
          2002.

     .    $377 million of cash on hand; net debt-to-cap below 25%.

     . 2003 guidance narrowed: EPS of $1.15-$1.30, on 0%-4% organic sales growth.

     .    2Q 2003 guidance: EPS of $.27-$.32 on sales of $1.05-1.10 billion.

Fortune 500 diversified manufacturer Leggett & Platt reported first quarter earnings of $.25 per diluted share, in line with guidance issued earlier in the quarter. Higher energy costs impacted earnings by approximately 3 cents per share, and led to an 11% decline from 1Q 2002 earnings of $.28. Sales were $1.04 billion. Both total sales and same location sales increased 1.5% over the first quarter of 2002, as $15 million in sales from acquisitions were offset by revenue decreases arising from recent divestitures.

Management Comments

Felix E. Wright, Chairman and CEO said, "This was a challenging quarter. Despite sales growth and cost structure improvement, earnings per share declined about 11%. Energy costs played a large role, but are expected to become less of a factor as we move into the summer.

"Consumer demand for bedding and residential furniture was lackluster this quarter. For the first time in over a year sales declined in our Residential Segment. In the Commercial Segment, demand for both retail store fixtures and commercial office furniture components remains weak. In contrast, the Aluminum Segment doubled earnings and posted a double-digit margin, as it continued to benefit from sales growth, market share gains, and efficiency improvements.

 "In February we announced a first quarter dividend of $.13 per share, an 8% increase over the same quarter one year earlier. At an indicated annual rate of $.52 per share (and a current yield of 2.6%), 2003 should mark 32 consecutive years of dividend increase for Leggett, at a compound annual growth rate of 15%. We believe this to be the best dividend record among the Fortune 500.

"In March we issued $200 million of new debt, taking advantage of the current low interest rates, locking in a 4.7% rate on these 10-year notes. This was an opportunistic move, as we have no specific immediate need for the cash. We intend to use the proceeds for general corporate purposes, which may include the repayment or refinancing of existing debt, stock repurchases, and/or the financing of future acquisitions."


Second Quarter and Full Year Outlook

Market demand, and its impact on sales revenue, remains the biggest single lever affecting Leggett's earnings. With the first quarter completed, the company is slightly narrowing its 2003 sales growth forecast (excluding acquisitions) to a range of zero to 4%. This sales range yields earnings guidance of $1.15-$1.30 per share for the full year.

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                                  Page 2 of 6

Typically, in the second quarter, Leggett sees about a $50 million sequential increase in sales (versus first quarter). All else being equal, this would equate to about a 5 cent per share sequential increase in earnings. Given current uncertainty about consumer sentiment and the underlying strength of the economy, it is difficult to accurately forecast second quarter sales. That said, the company anticipates sales between $1.05 and $1.10 billion for the second quarter. Based on this sales range, Leggett expects earnings of $.27-$.32 per share for the second quarter.

Management will discuss these results at 8:00 a.m. Central (9am Eastern) on Thursday, April 17. The teleconference can be accessed (live or replay) from the Investor Relations section of Leggett's website at www.leggett.com. The dial-in number is (303) 262-2075. Second quarter results will be released on July 16, with a conference call on July 17.

SEGMENT RESULTS - First Quarter 2003 (versus the same quarter one year ago)

Residential Furnishings - Total sales decreased 0.7%. Same location sales decreased 1.4%, but were partially offset by acquisitions. EBIT (earnings before interest and income taxes) decreased $12.2 million, or 20%, due to higher energy and raw material costs, reduced production (and lower overhead absorption), absence of last year's partial reversal of Canadian lumber duty accruals, and change in sales mix. Market demand for bedding components declined in the quarter, and is still down; however, demand for upholstered furniture components was basically unchanged from last year's strong first quarter levels. Many analysts believe there is pent up demand for furniture and bedding, as consumers have yet to fully furnish homes acquired in the last few years at historically low interest rates.

Commercial Fixturing and Components - Total sales increased 1.0%, as acquisitions augmented the 0.3% increase in same location sales. Steep declines in market demand have moderated, as evidenced by the company's first same location growth quarter in over two years. Nevertheless, demand remains at very depressed levels as retailers, telecom customers, and brand product manufacturers continue to postpone spending for fixtures and displays. Some analysts believe that, once the economy recovers, there could be a significant wave of new spending because retailers have been postponing store fixture purchases (both for new stores and refurbishment of old stores) for over two years. Finally, market demand for office and contract furniture components remains soft. EBIT decreased $2.7 million, due in part to increased energy and raw material costs, and changes in product mix.

Aluminum Products - Total sales decreased 1.5%. Same location sales increased
  8.0%, but were more than offset by three recent divestitures. Following two years of reduced same location sales caused by decreased market demand, same location sales have now grown each of the last four quarters, at an average of 12.5%. Importantly, recent sales growth is attributable to market share gains, as overall market demand has not improved appreciably. The company divested three operations during 2002; these firms collectively had revenues of about $40 million annually, but did not contribute significantly to EBIT. EBIT increased $7.3 million for the quarter, or 118%, due to higher same location sales, absence of last year's obsolescence charges, and cost management efforts.

Industrial Materials - Total sales increased 1.4%, as acquisitions more than offset a 2.7% decline in same location sales. EBIT declined $7.4 million, or 48%, due in large part to start up costs (of $5.1 million, as anticipated) at the Sterling Steel rod mill. Higher steel prices, higher energy costs, and lower production and sales also reduced EBIT. The reductions were partly offset by a $2.6 million gain on sale of a tube fabrication business.

Specialized Products - Total sales increased $18.6 million, or 21.7%. Same location sales increased 20.8% in response to higher demand for both machinery and automotive components. EBIT increased $2.1 million, or 24%, with sales-related earnings increases partially offset by several small items, including sales mix and start up costs associated with production of wide-format digital printing equipment.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a Fortune 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products for customers worldwide. The company is composed of 29 business units, 31,000 employee-partners, and more than 300 facilities located in 18 countries. Leggett believes it has the best Fortune 500 dividend growth record (32 consecutive annual increases at 15% CAGR). The company has grown sales and earnings at a 15% annual average since going public in 1967, consistently posts top quartile performance among the Fortune 500, and sets a high standard for financial transparency and quality of earnings.

Leggett & Platt is North America's leading independent manufacturer of the following: a) retail store fixtures and point of purchase displays; b) components for residential furniture and bedding; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; and g) bedding industry machinery for wire forming, sewing and quilting. Primary raw materials include steel and aluminum. Main operations include metal stamping, forming, casting, machining, coating, welding, wire drawing, and assembly.

SAFE HARBOR: This news release includes "forward-looking" statements that involve uncertainties and risks. Actual results could differ materially from the company's expectations, and the company undertakes no obligation to update or revise these forward-looking statements. Factors that could cause such differences include the company's ability to improve operations and realize cost savings, competitive and general economic conditions, future growth of acquired companies, and other risks described in the company's Annual Report or Form 10-K.

        CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com
         David M. DeSonier, Vice President, or Susan R. McCoy, Director
        FOR MORE INFORMATION: Visit Leggett's website at www.leggett.com.

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                                   Page 4 of 6

LEGGETT & PLATT                                                  April 16, 2003
--------------------------------------------------------------------------------
RESULTS OF OPERATIONS                                     FIRST QUARTER
---------------------------------------------   --------------------------------
        (in millions, except per share data.)      2003        2002      Change
---------------------------------------------   ----------  ----------  --------
Net sales                                       $  1,037.6  $  1,022.7     1.5%
Cost of goods sold                                   856.3       823.6     4.0%
                                                ----------  ----------
   Gross profit                                      181.3       199.1
Selling & administrative expenses                     97.2        97.6      (0%)
Other deductions, net of income                       (1.0)        4.1
                                                ----------  ----------
   Earnings before interest and taxes                 85.1        97.4     (13%)
Interest expense                                       9.9        11.3
Interest income                                        1.4         1.3
                                                ----------  ----------
   Earnings before income taxes                       76.6        87.4
Income taxes                                          27.2        31.2
                                                ----------  ----------
   Net earnings                                 $     49.4  $     56.2     (12%)
                                                ==========  ==========
Earnings per share
   Basic                                        $     0.25  $     0.28
   Diluted                                      $     0.25  $     0.28     (11%)
Average shares outstanding
   Basic                                             197.6       199.5
   Diluted                                           197.8       200.7


--------------------------------------------------------------------------------
CASH FLOW                                                 FIRST QUARTER
---------------------------------------------   --------------------------------
                               (in millions.)      2003        2002      Change
---------------------------------------------   ----------  ----------  --------
Net Earnings                                    $     49.4  $     56.2
Depreciation and Amortization                         40.3        38.3
Working Capital decrease (increase)                  (39.4)       15.4
Other operating activity                              (1.0)       (2.3)
                                                ----------  ----------
   Net Cash from Operating Activity             $     49.3  $    107.6     (54%)
Additions to PP&E                                    (33.0)      (24.7)     34%
Purchase of companies, net of cash                    (3.9)       (9.6)    (59%)
Additions (payments) to Debt, net                    148.5        (4.3)
Dividends paid                                       (25.3)      (23.6)
Repurchase of Common Stock, net                      (30.6)      (13.0)
Other                                                 46.8         6.5
                                                ----------  ----------
   Increase (Decr.) in Cash & Equiv.            $    151.8  $     38.9
                                                ==========  ==========


--------------------------------------------------------------------------------
FINANCIAL POSITION                                           March 31
---------------------------------------------   --------------------------------
                               (in millions.)      2003        2002      Change
---------------------------------------------   ----------  ----------  --------
Cash and equivalents                            $    376.8  $    226.1
Receivables                                          640.2       635.7       1%
Inventories                                          667.8       588.6      13%
Other current assets                                  69.3        74.3
                                                ----------  ----------
   Total current assets                            1,754.1     1,524.7
Net fixed assets                                     959.8       951.4       1%
Other assets                                       1,015.2     1,021.2      (1%)
                                                ----------  ----------
   TOTAL ASSETS                                 $  3,729.1  $  3,497.3
                                                ==========  ==========
Trade accounts payable                          $    218.0  $    193.1      13%
Current debt maturities                               78.0         5.8
Other current liabilities                            317.0       326.3      (3%)
                                                ----------  ----------
   Total current liabilities                         613.0       525.2      17%
Long term debt                                       997.3       966.0       3%
Deferred taxes and other liabilities                 117.9       109.2
Shareholders' equity *                             2,000.9     1,896.9       5%
                                                ----------  ----------
   Total Capitalization                            3,116.1     2,972.1
                                                ----------  ----------
   TOTAL LIABILITIES & EQUITY                   $  3,729.1  $  3,497.3
                                                ==========  ==========
Working capital (excl cash & curr. debt)        $    842.3  $    779.2       8%
Debt to Total Cap (net of cash & curr. debt)          24.8%       27.1%

* In accordance with Financial Accounting Standard No. 130, comprehensive earnings were $67.2 and $54.6 for the three months ending March 31, 2003 and 2002, respectively.

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                                  Page 5 of 6

LEGGETT & PLATT                                                                      April 16, 2003
---------------------------------------------------------------------------------------------------
SEGMENT RESULTS                                                    FIRST QUARTER
---------------------------------------------------   ---------------------------------------------
                                (in millions.)           2003            2002**          Change
                                                      -------------  --------------  --------------
External Sales
-------------------------------------------
Residential Furnishings                                 $    530.6     $     533.5           (0.5%)
Commercial Fixturing & Components                            201.8           200.6            0.6%
Aluminum Products                                            125.6           127.2           (1.3%)
Industrial Materials                                          91.1            86.0            5.9%
Specialized Products                                          88.5            75.4           17.4%
                                                      ------------   -------------   ------------
     Total                                              $  1,037.6     $   1,022.7            1.5%
                                                      ============   =============   ============

Inter-Segment Sales
-------------------------------------------
Residential Furnishings                                      $ 2.8     $       3.7
Commercial Fixturing & Components                              2.3             1.4
Aluminum Products                                              3.1             3.5
Industrial Materials                                          55.7            58.8
Specialized Products                                          15.9            10.4
                                                      ------------   -------------
     Total                                              $     79.8     $      77.8
                                                      ============   =============

Total Sales
-------------------------------------------
Residential Furnishings                                 $    533.4     $     537.2           (0.7%)
Commercial Fixturing & Components                            204.1           202.0            1.0%
Aluminum Products                                            128.7           130.7           (1.5%)
Industrial Materials                                         146.8           144.8            1.4%
Specialized Products                                         104.4            85.8           21.7%
                                                      ------------   -------------   ------------
     Total                                              $  1,117.4     $   1,100.5            1.5%
                                                      ============   =============   ============

EBIT
-------------------------------------------
Residential Furnishings                                 $     49.9     $      62.1            (20%)
Commercial Fixturing & Components                              5.9             8.6            (31%)
Aluminum Products                                             13.5             6.2            118%
Industrial Materials                                           8.0            15.4            (48%)
Specialized Products                                          10.9             8.8             24%
Intersegment eliminations                                     (3.1)           (2.0)
Change in LIFO reserve                                         0.0            (1.7)
                                                      ------------   -------------   ------------
     Total                                              $     85.1     $      97.4            (13%)
                                                      ============   =============   ============

                                                                                     ------------
EBIT Margin *                                                                          Basis Pts
-------------------------------------------                                          ------------
Residential Furnishings                                        9.4%           11.6%          (220)
Commercial Fixturing & Components                              2.9%            4.3%          (140)
Aluminum Products                                             10.5%            4.7%           580
Industrial Materials                                           5.4%           10.6%          (520)
Specialized Products                                          10.4%           10.3%            10
                                                      ------------   -------------   ------------
     Overall                                                   8.2%            9.5%          (130)
                                                      ============   =============   ============

* Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

** Segment figures for 2002 are restated for an organizational move of two small operations from Specialized to Residential.

-----------------------------------------------------------------------------------------------------------------------------------
LAST SIX QUARTERS                                         2001                           2002                             2003
---------------------------------------------------   ------------  ------------------------------------------------   ------------
                                                           4Q            1Q         2Q          3Q          4Q             1Q
                                                      ------------  ------------------------------------------------   ------------
Selected Figures
---------------------------------------------------
Trade Sales ($ million)                                   969           1,023      1,115      1,121       1,013          1,038
Same Location Sales Growth (vs. prior year)              (8.4%)          (6.7%)      3.8%       2.6%        3.2%           1.5%
EBIT ($ million)                                         66.9            97.4      118.3      100.3        84.6           85.1
EBIT Margin                                               6.9%            9.5%      10.6%       8.9%        8.4%           8.2%
Net Earnings ($ million)                                 35.4            56.2       70.3       57.7        48.9           49.4
Net Margin                                                3.7%            5.5%       6.3%       5.1%        4.8%           4.8%
EPS (diluted)                                           $0.18          $ 0.28     $ 0.35     $ 0.29      $ 0.25          $0.25
Cash from Operations ($ million)                          121             108         84        140         125             49
Debt to Total Cap (net of cash & curr. debt)               29%             27%        27%       26%          25%            25%

                                                      ------------  ------------------------------------------------   ------------
Same Location Sales (vs. prior year)                       4Q            1Q         2Q          3Q          4Q             1Q
---------------------------------------------------   ------------  ------------------------------------------------   ------------
Residential Furnishings                                  (2.7%)           0.1%       6.1%       2.5%        2.4%          (1.4%)
Commercial Fixturing & Components                       (21.8%)         (23.2%)     (7.6%)     (3.8%)      (2.3%)          0.3%
Aluminum Products                                       (18.7%)          (2.5%)     13.5%       8.1%       20.3%           8.0%
Industrial Materials                                     (2.4%)           0.2%       7.1%       6.0%       (3.1%)         (2.7%)
Specialized Products                                      1.3%          (11.2%)      5.6%      12.0%        9.4%          20.8%

                            REGULATION G REQUIREMENT:
                     RECONCILIATION OF FINANCIAL INFORMATION

          CALCULATION OF "WORKING CAPITAL" AND "DEBT TO TOTAL CAPITAL"
                             IN FINANCIAL SCHEDULES

In the previous schedules, Working Capital excludes cash. In addition, in the Debt to Total Capital ratio, debt is reduced by the amount of cash on hand. The Company has a considerable amount of cash beyond its current needs. Because this cash is readily available to repay debt, the Company believes that these adjustments result in figures that more appropriately reflect its working capital position and financial leverage.

Working Capital also excludes current debt (resulting in a higher working capital figure). The Debt to Total Capital calculation includes current debt (resulting in a higher debt figure). Current debt is viewed by the Company as part of total debt, and is treated in these calculations as if it were part of long term debt. The Company has traditionally refinanced current debt, and has sufficient credit facilities in place to do so. Due to the Company's current cash position, its intention is to repay the existing current debt at maturity; the debt is therefore classified on the Balance Sheet as current. The Company believes that these adjustments result in figures that more appropriately reflect its working capital position and financial leverage.

The calculations are made as follows:

Working Capital:                                          2003          2002
----------------                                          ----          ----
  Current Assets                                        $  1,754.1   $  1,524.7
  Current Liabilities                                        613.0        525.2
                                                     --------------------------
Working Capital                                            1,141.1        999.5
  Eliminate Cash                                            (376.8)      (226.1)
  Eliminate Current Debt                                      78.0          5.8
                                                     --------------------------
Working Capital, After Adjustments                      $    842.3   $    779.2
                                                     --------------------------

Quarterly Sales                                         $  1,037.6   $  1,022.7
                                                     --------------------------

Working Capital as a Percent of Annualized Sales
  Before Adjustments                                          27.5%        24.4%
  Per Attached Schedules                                      20.3%        19.0%

Debt To Total Capital:                                   2003           2002
----------------------                                   ----           ----
Long-Term Debt                                        $      997.3    $   966.0
  Current Debt Maturities                                     78.0          5.8
  Excess Cash                                               (376.8)      (226.1)
                                                     --------------------------
Net Debt, After Adjustments                           $      698.5    $   745.7
                                                     --------------------------

  Deferred Taxes and Other Liab.                             117.9        109.2
  Shareholders Equity                                      2,000.9      1,896.9
                                                     --------------------------
Total Capital                                         $    3,116.1    $ 2,972.1
                                                     --------------------------
  Current Debt Maturities                                     78.0          5.8
  Excess Cash                                               (376.8)      (226.1)
                                                     --------------------------
Total Capital, After Adjustments                      $    2,817.3    $ 2,751.8
                                                     --------------------------

Debt to Total Capital
    Before Adjustments                                        32.0%        32.5%
    Per Attached Schedules                                    24.8%        27.1%